Exhibit 99(c)(21)

Project Ocean Fairness Opinion

Discussion Materials

Goldman, Sachs & Co.

August 4, 2008

Table of Contents

I.              Executive Summary

II.            Overview of CastlePoint

III.           CastlePoint and Tower Standalone Financial Projections

IV.           Financial Analysis of CastlePoint

V.            Pro Forma Impact of the Transaction

Appendix A:  Tower Public Market Trading Analysis

I.  Executive Summary

Proposed Transaction

•	Tower has proposed to acquire CastlePoint for 0.470x shares of Tower stock and $1.83 in cash per share, subject to a collar with a floor of $20.00, ceiling of $26.00 and walkaway price of $17.50

	•	Based upon Tower’s August 1, 2008 closing price of $23.18, this represents $10.89 in stock consideration, resulting in a total per share consideration of $12.72

•	The total per share consideration represents

	•	A 41.9% premium to CastlePoint’s August 1, 2008 closing price of $8.97

	•	A 38.0% premium to CastlePoint’s 1 month volume weighted average price of $9.22

	•	1.15x June 30, 2008 book value and 1.11x June 30, 2008 book value (ex-AOCI)

	•	8.4x 2008E and 5.4x 2009E standalone management EPS

Transaction Rationale and Key Considerations

CastlePoint Perspective

Rationale

•	Potential for CastlePoint shareholders to receive a meaningful premium for their shares
•	Provides partial liquidity (cash consideration) and allows CastlePoint shareholders to share in combined company upside for portion of consideration paid in Tower stock
•	Participation in potential upside in Tower shares

	•	Transaction increases Tower production capacity through reduced underwriting leverage
	•	Potential to significantly increase Tower tangible book value per share
	•	Potential to reallocate capital from third party reinsurance business to more profitable primary business (“capital rotation”), either organically or through acquisitions
	•	Potential for combined company to improve quota share economics with 3rd party reinsurers

•	Removes conflicts of interest between Tower and CastlePoint and their respective senior managements
•

Original CastlePoint business thesis – capital allocated to lower cost of capital provider based in Bermuda – less valid today as CastlePoint’s cost of capital is approximately 15% and its low valuation limits its strategic flexibility

Key Considerations

Transaction-Related Considerations

•	Material tax costs and loss of Bermuda platform could impact Tower’s valuation and therefore the value of Tower shares to be received by CastlePoint shareholders
•	Transaction expected to be EPS dilutive in 2009 based on management projections

CastlePoint Standalone Business Model Considerations

•	CastlePoint business model is limited by lack of personnel, infrastructure and dependence on Tower for business, systems, and personnel

	•	Possibility of Tower reducing or eliminating reinsurance arrangements with CastlePoint
• Master reinsurance arrangement scheduled to expire in April 2010
	•	Difficulties associated with building 3rd party reinsurance business

•	Significant uncertainties surrounding other strategic alternatives

	•	Uncertainty around ability to sell CastlePoint to other potential acquirers
	•	Significant overcapitalization at many insurers/reinsurers

Financial Analysis

Market Basis

($ in millions unless otherwise noted)

Implied Transaction Multiples

Tower Offer
Tower Share Price	$23.18	$20.84

				08/01/08		1 Month
		Current		Close		VWAP
Per Share Equity Value to CastlePoint		$8.97		$10.89		$9.79
Per Share Cash Consideration				1.83		1.83
Total Consideration to CastlePoint				$12.72		$11.62

Aggregate Equity Value		$344		$492		$448

Premium to:
Current	$8.97	0.0%		41.9%		29.6%
1 Month VWAP	9.22	(2.7)		38.0		26.1
52 Week High	13.94	(35.7)		(8.7)		(16.6)
IPO Price	14.50	(38.1)		(12.2)		(19.8)

Price to Book(1)
6/30/2008 ($11.05 / share)	$423	0.81	x	1.15	x	1.05	x
12/31/2008E ($11.66 / share)	447	0.77		1.09		1.00

Price to Book (Ex-AOCI)(1)
6/30/2008 ($11.51 / share)	$441	0.78	x	1.11	x	1.01	x
12/31/2008E ($12.12 / share)	464	0.74		1.05		0.96

Price to Earnings per Share(1)
2008E	$1.51	5.9	x	8.4	x	7.7	x
2009E	2.34	3.8		5.4		5.0

Exchange Ratio Analysis

Source: Factset, Data as of August 1, 2008

(1)         CastlePoint base case earnings estimates per CastlePoint management as reviewed and approved for Goldman Sachs use by CastlePoint’s Special Committee.

Transaction Summary

Form of Transaction:	•	CastlePoint to merge and amalgamate with and into an indirect wholly owned subsidiary of Tower

Consideration Per	•	Cash consideration of $1.83
Share:	•	Fraction of a share of Tower common stock based on variable exchange ratio:

Reference Price	Fraction of a Tower Share
Over $26.00	$12.220/Reference Price
$20.00 to and including $26.00	0.4700
$17.50 to, but excluding $20.00	$9.400/Reference Price
Less than $17.50	0.5371

	•	Reference price equal to volume weighted average price per share of Tower stock on NASDAQ (“VWAP”) for 15 consecutive trading days immediately preceding the fifth trading day prior to closing
•

CastlePoint may walk away if reference price is below $17.50 unless Tower tops up with an offer of at least $1.83 in cash and 0.5371 share of Tower stock and a combined implied value of at least $11.2300

Options, Restricted Shares and Warrants	•

All options to be converted into options to acquire Tower shares, with adjusted exercise price, based on the per share cash value of the merger consideration (the stock portion of which is valued at the VWAP for the five trading days immediately preceding the fifth trading day prior to closing)

	•	All restricted shares to be converted into Tower shares based on the cash value of the merger consideration, but remain subject to same restrictions
	•	All warrants held by parent or its subsidiaries to be cancelled

Qualified Stock Purchase:	•

All outstanding shares of CastlePoint Bermuda Holdings, Ltd., a wholly owned subsidiary of CastlePoint, to be transferred to surviving corporation as a “qualified stock purchase” under Section 338(d)(3) of the Internal Revenue Code

Voting Agreement; Board Recommendation:	•

Unless Parent’s Special Committee of Board changes its recommendation in connection with the transaction, Tower and its subsidiaries must vote all CastlePoint shares held by them in favor of the bye-law amendment (to reduce the required CastlePoint shareholder vote, and to permit a shareholder to irrevocably appoint a proxy) and the merger

•

Neither the board of directors nor the special committee of either party may change its recommendation in connection with the transaction unless reasonably likely to be required to comply with its fiduciary duties (in which case the other party may offer adjustments in deal terms to obviate the need for such change)

Transaction Summary (Continued)

Key Conditions to Closing:	• •	CastlePoint and Tower shareholder approvals and regulatory approvals No burdensome regulatory conditions
•

Additional condition to Tower’s obligation to close: CastlePoint holds as a result of distributions from CastlePoint Bermuda Holdings, Ltd. (including through distributions from CastlePoint Reinsurance Insurance Company, Ltd.), an amount in immediately available cash not less than $80,000,000

Additional	•	Neither party may solicit any acquisition proposal
Agreements:	•	Either party may exercise fiduciary out for superior proposal; the other party has right to match
	•	Tower to assume CastlePoint’s payment obligations under the Parent Guarantee Agreements between CastlePoint and Wilmington Trust Company
•

Tower to provide CastlePoint employees with benefits and compensation opportunities on terms comparable to CastlePoint packages or packages of similarly-situated Tower employees for at least 1 year post-closing after consultation with designated CastlePoint officers

	•	Post-closing, Tower’s board of directors will consist of all of Tower’s existing directors, plus CastlePoint’s three independent directors

Termination:	•	By mutual agreement
•

By either party (i) for breach by the other party, which results in the failure of certain conditions to closing, (ii) if the requisite shareholder or regulatory approval is not obtained, (iii) if closing has not occurred by March 31, 2009, (iv) upon exercise of a fiduciary out for a superior proposal, or (v) if the board of directors or the special committee of the other party changes or fails to include its recommendation in the joint proxy/prospectus

	•	By CastlePoint if reference price is below $17.50 and Tower fails to top up
	•	By Tower if number of dissenting shares exceeds 15%

Termination Fee	•	Termination fee of $15 million; reimbursement of expenses capped at $10 million
	•	Termination fee plus expenses if either party terminates upon exercise of fiduciary out for a superior proposal or because the other party changes or fails to include its recommendation
•

Reimbursement of Tower expenses if approval of CastlePoint shareholders is not obtained and a competing offer was outstanding; termination fee to be paid if CastlePoint completes a new deal within 18 months

	•	Reimbursement of CastlePoint expenses if approval of Tower shareholders is not obtained due to offer to acquire Tower; termination fee to be paid if Tower completes a deal within 18 months
	•	Reimbursement of CastlePoint expenses if Tower terminates due to excessive dissenting shares
•

Tower agrees to extend the Reinsurance Agreements and Service Agreements for 2 years if it terminates upon (i) exercise of a fiduciary out for a superior proposal (ii) excessive dissenting shares, (iii) its failure to obtain shareholder approval, (iv) its change of or failure to include its recommendation, or (v) its failure to top up a low reference price

(1) Refers to current reinsurance agreement between Tower and CastlePoint that is scheduled to expire in April 2010.

Expected Closing:	•	First quarter 2009

Financial Analysis

Public Market Basis

	Tower Offer		Selected Bermuda Peers(1)
	for CastlePoint		Low		Median		High
Price / 6/30/2008 Book Value
Book Value(2)	1.15	x	0.80	x	0.93	x	1.26	x
Book Value (Ex-AOCI)(2)	1.11		0.80		0.93		1.26

Price / Earnings	Mgmt(3)		IBES
2008 P / E	8.4	x	7.3	x	5.3	x	6.1	x	6.6	x
2009 P / E	5.4		5.8		5.2		6.0		6.8

Source: Company filings, CastlePoint management, IBES, Factset

Note: Market data as of August 1, 2008.

(1)  Selected Bermuda Peers include: Allied World, Arch, Aspen, Axis, Endurance, and Platinum.

(2)  Book value at June 30, 2008 estimated for Allied World and Axis.

(3)  CastlePoint base case earnings estimates per CastlePoint management as reviewed and approved for Goldman Sachs use by CastlePoint’s Special Committee.

Financial Analysis

Private Market Basis

Aquiror /	Tower /	P&C Insurance Transactions(1)
Target	Castlepoint	Low	Median	High
Premium to
Current	41.9%	(1.9)%	30.4%	50.2%
1 Month Prior	37.0	2.5	34.2	61.8
3 Months Prior	17.9	7.6	32.6	48.8

Source: Company filings, CapIQ, Datastream

(1)  Includes the following precedent P&C insurance transactions: Allied World / Darwin, Catalina / Quanta, Fortress / Alea, Argonaut / PXRE, Meadowbrook / ProCentury, Employers Holdings / AmCOMP, QBE Insurance / North Point, D.E. Shaw / James River, Zurich Financial / Bristol West, Elara Holdings / Direct General.  Fortress / Alea excluded from premium to 1 month prior and premium to 3 months prior.  Catalina / Quanta excluded from premium to 3 months prior.

Pro Forma Impact to Tower and CastlePoint
Price / Earnings Basis

	Management Case (20% Growth)(1)				Sensitivity (10% Growth)(1)
	2009E		2010E		2009E		2010E
Pro Forma EPS	$3.17		$3.83		$3.04		$3.39
Accretion Dilution	(2.6)%		10.3%		(6.5)%		(2.4)%
Price / Earnings - Tower (Based on Mgmt Case)	7.1	x	6.7	x	7.1	x	6.7	x
Pro Forma Stock Price (Tower Perspective)	$22.58		$25.56		$21.67		$22.63
Exchange Ratio	0.470	x	0.470	x	0.470	x	0.470	x

Value to CastlePoint
Cash Consideration to CastlePoint	$1.83		$1.83		$1.83		$1.83
Value of Stock Consideration to CastlePoint	10.61		12.01		10.19		10.63
Total Value to CastlePoint	$12.44		$13.84		$12.02		$12.46
Premium to Current	38.7%		54.3%		34.0%		39.0%
Premium to 1 Month VWAP	35.0		50.2		30.3		35.2

Note: CastlePoint projections provided by CastlePoint management, as reviewed and approved for Goldman Sachs use by CastlePoint’s Special Committee. Tower projections and pro forma adjustments provided by Tower management, as reviewed by CastlePoint management, and as reviewed and approved for Goldman Sachs use by CastlePoint’s Special Committee.

(1) Represents production growth.

Pro Forma Impact to Tower and CastlePoint

Intrinsic Basis

For Illustrative

Purposes Only

Management Case (20% Growth)

	Pro Forma Valuation Range
	Low	Mid	High
Pro Forma Valuation - Tower Perspective
Intrinsic Value of Pro Forma Company at 12/31/2008(1)	$19.20	$28.35	$38.47
Pro Forma Valuation - CastlePoint Perspective
Intrinsic Value of Stock to CastlePoint at Exchange Ratio of 0.470x	$9.02	$13.33	$18.08
Intrinsic Value of Stock to CastlePoint Subject to Transaction Collar	$9.40	$12.22	$12.22
Value of Cash Consideration at 12/31/2008	1.83	1.83	1.83
Total Value to CastlePoint at 12/31/2008 Subject to Transaction Collar	$11.23	$14.05	$14.05

Instrinsic Value of Standalone CastlePoint(3)

		Total Value to CastlePoint at 08/01/2008 Subject to Transaction Collar(2)
		$10.60	$13.26	$13.26
Low	$9.12	16.2%	45.4%	45.4%
Medium	9.80	8.1	35.3	35.3
High	10.48	1.1	26.4	26.4

Note: CastlePoint projections provided by CastlePoint management, as reviewed and approved for Goldman Sachs use by CastlePoint’s Special Committee. Tower projections and pro forma adjustments  provided by Tower management, as reviewed by CastlePoint management and, as reviewed and approved for Goldman Sachs use by CastlePoint’s Special Committee.

(1)  Low end of pro forma intrinsic value range represents valuation derived from pro forma discounted cash flow analysis of management base case projections including synergies assuming a 15% discount rate and 6.0x forward P / E terminal multiple; midpoint of pro forma intrinsic value range represents a 13% discount rate and 8.0x terminal forward P / E multiple; high end of pro forma intrinsic value  range represents a 11% discount rate and a 10.0x terminal forward P / E multiple.

(2)  Current value to CastlePoint discounted from value to CastlePoint at 12/31/2008 at a rate of 15%.

(3)  Low end of standalone intrinsic value of CastlePoint represents valuation derived from discounted cash flow analysis of management base case projections assuming a 15.0% discount rate and a 10% discount to the regression line; midpoint of standalone intrinsic value range represents a 15.0% discount rate and a 5% discount to the regression line; high end of standalone intrinsic value range represents a 15.0% discount rate and no discount to the regression line.

Q2 Earnings Due Diligence

•          Both Tower and CastlePoint will miss EPS expectations for the second quarter of 2008

	Q1 Actual	Q2 Actual vs. IBES	Q3 - Q4 Estimated	2008Y Estimated

Tower
IBES EPS	$0.60	$0.66	$1.69	$2.95

Management Base Case Operating EPS(1)	$0.60	$0.66	$1.66	$2.92
Management Base Case EPS	0.64	0.46	1.66	2.76
IBES vs. Management Base Case Operating EPS	NA	0.0%	(2.0)%	(1.2)%
IBES vs. Management Base Case EPS	NA	(30.3)	(2.0)	(6.6)

CastlePoint
IBES EPS	$0.29	$0.38	$1.08	$1.75

Management Base Case Operating EPS(1)	$0.29	$0.34	$0.88	$1.51
Management Base Case EPS	0.25	0.27	0.88	1.40
IBES vs. Management Base Case Operating EPS	NA	(9.9)%	(18.5)%	(13.5)%
IBES vs. Management Base Case EPS	NA	(28.9)	(18.5)	(20.0)

Source: Tower and CastlePoint management, IBES

Note: CastlePoint projections provided by CastlePoint management, as reviewed and approved for Goldman Sachs use by CastlePoint’s Special Committee. Tower projections provided by Tower  management, as reviewed by CastlePoint management and as reviewed and approved for Goldman Sachs use by CastlePoint’s Special Committee.

(1)  Net income excluding after-tax realized gains (losses).

II. Overview of CastlePoint

CastlePoint Historical Financial Performance

($ in millions, except per share data)

	Year Ended December 31,		3 Months Ended March 31,
	2006	2007	2007	2008
Premium Production
Gross Premiums Written	$165.2	$395.8	$71.9	$129.1
Net Written Premiums	165.2	376.2	71.9	118.1

Selected Income Statement Data
Net Premiums Earned	$79.0	$248.4	$46.6	$100.4
Insurance Service Revenue	2.3	7.5	1.6	8.0
Investment Income	11.2	29.5	5.8	5.2
Net Realized Gains (Loss)	0.0	(8.2)	0.0	1.4
Total Revenues	$92.5	$277.1	$54.0	$114.9

Loss and LAE	$41.0	$131.3	$25.3	$54.5
Commission and other Acquisiton Expenses	29.4	91.6	16.6	41.5
Other Expenses	12.2	17.9	3.3	6.4
Interest Expense	0.6	9.4	2.2	2.8
Total Expenses	$83.1	$250.2	$47.4	$105.3

Pre-tax Income	$9.4	$26.9	$6.5	$9.6
Tax Benefit	1.1	5.9	0.6	—
Net Income	$10.5	$32.7	$7.1	$9.6
EPS	$0.47	$0.89	$0.23	$0.25
Operating Income(1)	$10.5	$41.0	$7.1	$8.2
Operating EPS	$0.47	$1.12	$0.23	$0.29

Select Operating Metrics
Net Loss Ratio	51.9%	52.9%	54.3%	54.3%
Net Underwriting Expense Ratio	36.2	36.0	34.4	36.3
Net Combined Ratio	88.1%	88.9%	88.7%	90.6%

Source: CastlePoint public filings

(1)      Net income less after-tax realized gains and losses from investment in limited partnership.

(2)      ROACE annualized for 1Q2008.

CastlePoint Historical Price Performance

Since CastlePoint IPO

Source: Factset, Data as of August 1, 2008

(1)      Selected Bermuda Peers include: Allied World, Arch, Aspen, Axis, Endurance, and Platinum.

CastlePoint Historical Trading Performance

Since CastlePoint IPO

Source: Factset and IBES, Data as of August 1, 2008

Note: Price to NTM earnings as of first available CastlePoint IBES estimates (May 17, 2007).

(1)      Selected Bermuda Peers include: Allied World, Arch, Aspen, Axis, Endurance, and Platinum.

CastlePoint Shares Traded at Various Prices

Source: Factset, Data as of August 1, 2008.

Research Analyst Views on CastlePoint

Select Analyst Commentary

“While we believe CPHL remains in a “show me” position, as investors want to see continued evidence of premium generation and reduced volatility in the investment portfolio, this quarter (first quarter 2008) was a step in the right direction.”

- Fox-Pitt Kelton, May 7, 2008

“CastlePoint continues to expand the client base. In 1Q08, CastlePoint added a new client relationship for quota share reinsurance and expects to commence program business for the additional clients in 2Q08. High demand for CastlePoint’s products is reflected in the strong top-line growth in 1Q08. Net premiums written in 1Q08 were $118.1 million compared to $71.9 million in 1Q07, a 64% increase. CastlePoint’s growth from non-owner clients grew by 99% to approximately $38 million, representing 32% of the total production in the quarter.”

- KeyBanc, May 7, 2008

Summary Recommendations

Price Targets

		Target	Premium Over	Target Update
Firm Name	Recommendation	Price	Current Price	Date
Fox-Pitt Cochran Caronia	BUY	$13.00	44.9%	3/7/2008
Friedman, Billings, Ramsey & Co.	STRONG BUY	17.00	89.5	3/7/2008
Keefe, Bruyette & Woods, Inc.	BUY	14.00	56.1	7/9/2008
Keybanc Capital Mkts	BUY	11.50	28.2	7/21/2008
Piper Jaffray	BUY	19.00	111.8	2/4/2008
Median		$14.00	56.1%

Source: Bloomberg, Analyst Research

Note: Market data as of August 1, 2008.

III.                  CastlePoint and Tower Standalone Financial Projections

Summary of CastlePoint Management Projections

Management Estimates

($ in millions)

		Management Base Case		Management Downside Case

Relationship with Tower	•	Continued reinsurance relationship with Tower	•	Reinsurance relationship with Tower scaled back over time

Third Party Business	•	Tower receives approximately 50% of the pooled CastlePoint-generated business in 2009 and thereafter	•	Tower receives approximately 50% of the pooled CastlePoint-generated business in 2009 and thereafter
	•	10% year-over-year growth in Programs and Risk Sharing	•	10% year-over-year growth in Programs and Risk Sharing
			•	Higher loss ratio going forward (approximately 1%)

Tower Business	•	Brokerage quota share from Tower to CPRE reduced from 40% in 2008 and 2009 to 35% in 2010 and thereafter	•	Brokerage quota share from Tower to CPRE reduced to 35% in 2008 and to 25% in 2009 and thereafter
	•	10% year-over-year growth in Brokerage business	•	10% year-over-year growth in Brokerage business

Investment	•	No anticipated impairments	•	No anticipated impairments
Portfolio	•	Investment yield of 4.8% in 2008 and 5.5% thereafter	•	Investment yield of 4.8% in 2008 and 5.5% thereafter

Capital Management	•	None	•	None

Note: CastlePoint projections provided by CastlePoint management, as reviewed and approved for Goldman Sachs use by CastlePoint’s Special Committee.

(1)       CPIC receives approximately 23% of the pooled Tower brokerage business and subsequently cedes 50% of the premiums subject to the quota share (premiums after facultative and XOL agreements) to CPRE.

Comparison of CastlePoint Projected Financials Scenarios

Management Base Case Estimates

($ in millions)

	Base Case Management Projections					‘08 - ‘12
	2008E	2009E	2010E	2011E	2012E	CAGR / Avg
Net Premiums Written
Third Party Business	$254.0	$293.4	$322.8	$355.0	$390.6	11.4%
Tower Generated Business	351.8	374.2	380.2	418.2	460.1	6.9
Total Net Premiums Written	$605.8	$667.6	$703.0	$773.3	$850.6	8.9%

Net Premiums Earned	$482.8	$640.1	$681.1	$734.9	$806.8	13.7%
Operating Income	$58.0	$89.6	$101.7	$112.6	$123.8	20.9%
Operating EPS(1)	$1.51	$2.34	$2.66	$2.94	$3.23	20.9

ROACE (Ex-AOCI)	13.5%	18.1%	17.4%	16.5%	15.6%	16.2%

Underwriting Ratios
Third Party Business Loss Ratio	59.3%	59.8%	60.8%	61.7%	62.3%	60.8%
Third Party Business Expense Ratio	35.1	34.0	33.2	33.0	32.9	33.7
Third Party Business Combined Ratio	94.5%	93.8%	94.1%	94.7%	95.2%	94.4%

Tower Business Loss Ratio	54.9%	55.1%	56.2%	57.3%	58.7%	56.5%
Tower Business Expense Ratio	37.9	37.3	37.2	37.0	36.6	37.2
Tower Business Combined Ratio	92.8%	92.5%	93.5%	94.3%	95.3%	93.7%
Total Loss Ratio	56.3%	57.2%	58.4%	59.4%	60.4%	58.3%
Total Expense Ratio	37.3	35.7	35.1	34.8	34.4	35.5
Total Combined Ratio	93.5%	92.9%	93.5%	94.2%	94.8%	93.8%

Note: CastlePoint projections provided by CastlePoint management, as reviewed and approved for Goldman Sachs use by CastlePoint’s Special Committee.

(1)       Operating income divided by fully-diluted shares outstanding using the treasury stock method.

Comparison of CastlePoint Projected Financials Scenarios
Management Downside Case Estimates

($ in millions)

	Dowside Case Management Projections					‘08 - ‘12
	2008E	2009E	2010E	2011E	2012E	CAGR / Avg
Net Premiums Written
Third Party Business	$254.0	$280.2	$308.2	$339.1	$373.0	10.1%
Tower Generated Business	326.9	304.7	335.1	368.7	405.5	5.5
Total Net Premiums Written	$580.9	$584.9	$643.4	$707.7	$778.5	7.6%

Net Premiums Earned	$470.5	$584.0	$609.5	$671.6	$737.6	11.9%
Operating Income	$56.7	$79.2	$89.3	$100.0	$110.3	18.1%
Operating EPS(1)	$1.48	$2.07	$2.33	$2.61	$2.88	18.1

ROACE (Ex-AOCI)	13.2%	16.2%	15.8%	15.3%	14.7%	15.1%

Underwriting Ratios
Third Party Business Loss Ratio	59.3%	60.7%	61.8%	62.6%	63.3%	61.6%
Third Party Business Expense Ratio	35.1	34.4	33.8	33.6	33.5	34.1
Third Party Business Combined Ratio	94.5%	95.1%	95.6%	96.2%	96.8%	95.6%

Tower Business Loss Ratio	54.9%	55.3%	56.5%	57.5%	58.9%	56.6%
Tower Business Expense Ratio	38.0	37.4	37.0	36.7	36.1	37.0
Tower Business Combined Ratio	92.8%	92.7%	93.4%	94.2%	95.1%	93.6%

Total Loss Ratio	56.3%	57.8%	59.1%	60.0%	61.1%	58.9%
Total Expense Ratio	37.3	36.1	35.5	35.1	34.7	35.7
Total Combined Ratio	93.6%	93.9%	94.6%	95.1%	95.8%	94.6%

Note: CastlePoint projections provided by CastlePoint management, as reviewed and approved for Goldman Sachs use by CastlePoint’s Special Committee.

(1)       Operating income divided by fully-diluted shares outstanding using the treasury stock method.

Tower Projected Financials Summary Assumptions
Management Base Case Estimates

($ in millions)

Management Base Case
Relationship	•	Continued reinsurance relationship with CastlePoint
with CastlePoint	•	Cession of approximately 40% of brokerage business to CastlePoint and other third party reinsurers

Premium	•	Growth in premium production of 10% per year
Production &	•	Total ceded premiums represent approximately 52% of gross premiums
Reinsurance	•	Ceding commission of 31%-32% (depending on line of business)

Underwriting	•	Loss ratio of 57.0% in 2008 gradually increasing to 60.5% by 2012
	•	Combined ratio increasing from 77.1% in 2008 to 84.6% in 2012

Investment	•	No anticipated impairments
Portfolio	•	Investment yield of 5.5%

Capital Management	•	None

Note: Tower projections provided by Tower management, as reviewed by CastlePoint management and as reviewed and approved for Goldman Sachs use by CastlePoint’s Special Committee.

Tower Standalone Projected Financial Performance
Management Base Case Estimates

($ in millions, except per share data)

	Management Projections					‘08 - ‘12
	2008E	2009E	2010E	2011E	2012E	CAGR / Avg
Premiums
Total Premium Produced - (Brokerage Only)	$700.1	$770.1	$847.1	$931.8	$1,024.9	10.0%
Gross Premiums Written	$696.6	$734.0	$807.1	$887.5	$976.0	8.8%
Ceded Premiums Written	408.1	374.9	411.9	452.5	497.3	5.1
Net Premiums Written	$288.5	$359.1	$395.2	$435.0	$478.7	13.5%

Revenues
Net Premiums Earned	$282.3	$321.8	$376.1	$413.9	$455.5	12.7%
Ceding Commission Revenue	108.0	122.6	122.3	134.4	147.8	8.2
Insurance Services Revenue	44.4	49.2	54.2	59.8	65.9	10.4
Net Investment Income	42.2	48.7	56.2	62.8	68.6	12.9
Policy Billing Fees	3.2	2.9	3.2	3.5	3.9	5.2
Total Revenues	$480.0	$545.1	$612.0	$674.4	$741.7	11.5%

Expenses
Loss and Loss Adjustment Expenses	$160.9	$185.0	$220.0	$246.3	$275.6	14.4%
Direct Commission Expense	131.8	150.4	163.0	181.5	200.9	11.1
Other Operating Expenses	81.6	90.3	103.6	115.7	129.0	12.1
Interest Expenses	9.1	9.0	8.9	8.8	8.8	(0.9)
Total Expenses	$383.3	$434.7	$495.5	$552.3	$614.1	12.5%

Equity Income in Unconsolidated Affiliate	$4.8	$5.9	$7.5	$9.2	$11.4	24.3%

Income before Income taxes	$101.5	$116.3	$124.0	$131.4	$138.9	8.2%
Income Tax Expense	33.7	40.4	43.1	45.7	48.4	9.4
Net Operating Income	$67.7	$75.9	$80.9	$85.7	$90.6	7.5%
Operating EPS(1)	$2.92	$3.25	$3.47	$3.67	$3.88	7.4

Selected Metrics
Net Loss Ratio	57.0%	57.5%	58.5%	59.5%	60.5%	58.6%
Net Expense Ratio	20.1	20.0	22.6	23.5	24.1	22.1
Net Combined Ratio	77.1%	77.5%	81.1%	83.0%	84.6%	80.7%

Note: Tower projections provided by Tower management, as reviewed by CastlePoint management and as reviewed and approved for Goldman Sachs use by CastlePoint’s Special Committee.

(1)  Net income divided by fully-diluted share count provided by Tower management.

IV.      Financial Analysis of CastlePoint

Comparison of Selected Bermuda Reinsurers

($ in millions)

	USD		Equity											Weighted
	Closing Price	% of 52	Market	P/E Multiples				L/T IBES	Dividend	P/BV		P/BV		Debt/	2008
Company	1-Aug-2008	Week High	Cap	2008		2009		CAGR	Yield	(inc AOCI)		(ex AOCI)		Capital(2)	ROACE
CastlePoint - IBES	$8.97	68.2%	$344	5.1	x	4.1	x	13.5%	1.4%	0.81	x	0.78	x	23.7%	14.5%
CastlePoint - Management Base Case(1)				5.9		3.8									12.8
Selected Bermuda Peers
Axis(3)	$32.11	76.7%	$5,198	6.2	x	6.1	x	15.0%	2.2%	1.03	x	1.03	x	12.8%	16.1%
Arch	69.43	90.5	4,498	6.6		6.6		5.0	0.0	1.26		1.26		11.0	17.5
Aspen	25.76	84.9	2,126	6.4		6.0		10.0	2.3	0.88		0.90		15.4	13.4
Allied World(3)	41.47	78.2	2,038	5.3		5.7		5.0	1.7	0.82		0.87		18.1	15.7
Endurance	30.94	71.6	1,872	5.4		5.2		12.0	3.2	0.80		0.80		18.8	14.5
Platinum	35.91	94.9	1,777	6.1		6.8		12.5	0.9	0.99		0.95		15.3	15.3
Median				6.1	x	6.0	x	11.0%	2.0%	0.93	x	0.93	x	15.3%	15.5%
High				6.6		6.8		15.0	3.2	1.26		1.26		18.8	17.5
Low				5.3		5.2		5.0	0.0	0.80		0.80		11.0	13.4

Source: Company filings, CastlePoint management,  IBES, factset

Note: CastlePoint projections provided by CastlePoint management, as reviewed and approved for Goldman Sachs use by CastlePoint’s Special Committee. Financial data as June 30, 2008.

(1)                  Earnings estimates per CastlePoint management.

(2)                  Assumes the following weightings for equity credit:  50% for perpetual stock, 50% for perpetual preferred, 75% for mandatory convertible.

(3)                  Book value at June 30, 2008 estimated for Allied World and Axis based on IBES.

Bermuda Reinsurer “Value Map”

Price / Book vs. ROACE Regression

Source: Company filings, CastlePoint management, IBES, factset.

Note: CastlePoint projections provided by CastlePoint management, as reviewed and approved for Goldman Sachs use by CastlePoint’s Special Committee. Financial data as of June 30, 2008 unless otherwise noted.. Market data as of August 1, 2008.

(1)      Book value at June 30, 2008 estimated for Allied World and Axis based on IBES.

Recent Bermuda Reinsurance Transactions

	Recent Bermuda Precedents
Target	PXRE	Quanta	Alea	Average
Acquiror	Argonaut	Catalina	Fortress

Target Headquarters	Pembroke, Bermuda	Hamilton, Bermuda	Hamilton, Bermuda

Announcement Date	March 14, 2007	May 30, 2008	April 4, 2007

Purchase Price
Aggregate ($mm)	$422	$197	€197
Per Share	$5.17	$2.80	€0.97

Consideration Mix
% Stock	100.0%	0.0%	0.0%	33.3%
% Cash	0.0	100.0	100.0	66.7

Transaction Premiums
Undisturbed Stock Price(1)	15.9%	48.9%	2.7%	22.5%
30-Day VWAP	13.6	55.0	12.5	27.0

Transaction Multiples
Price / Book Value	0.85x	0.79x	0.85x	0.83	x

Target Business Description

•	Provider of catastrophe reinsurance and retrocessional coverage
•	Also write property, marine and aerospace risks
•	In run-off as of February 2006
•	Provider of specialty insurance and reinsurance
•	Primarily focused on professional and environmental liabilities, property, casualty, marine and aviation lines
•	In run-off as of October 2006
•	Primary product lines consist of property and casualty insurance and reinsurance
•	Primarily focused on professional lines, general liability, motor, marine, aviation and transport
•	In run-off as of June 2006

Source: Company filings

CastlePoint Discounted Cash Flow Analysis

For Illustrative Purposes Only

($ per share)

Management Base Case Projections

Valuation Sensitivity

	Implied				Discount Rate(3)
	P/E		P/BV		12.5%	15.0%	17.5%
TV Prem. /
(Disc.) To Line
5.0%	6.2	x	1.03	x	$12.50	$11.17	$9.95
0.0	5.9		0.98		11.76	10.48	9.31
(5.0)	5.6		0.93		11.03	9.80	8.68
(10.0)	5.3		0.88		10.29	9.12	8.04
(15.0)	5.0		0.83		9.55	8.43	7.40

Management Downside Case Projections

Valuation Sensitivity

	Implied				Discount Rate(3)
	P/E		P/BV		12.5%	15.0%	17.5%
TV Prem. /
(Disc.) To Line
5.0%	6.1	x	1.01	x	$11.46	$10.26	$9.15
0.0	5.8		0.96		10.80	9.65	8.58
(5.0)	5.6		0.91		10.14	9.04	8.02
(10.0)	5.3		0.86		9.48	8.43	7.45
(15.0)	5.0		0.81		8.83	7.81	6.88

Note: CastlePoint projections provided by CastlePoint management, as reviewed and approved for Goldman Sachs use by CastlePoint’s Special Committee. Valuation derived from dividend discount model of each business segment using CastlePoint management base case and management downside case projections, respectively. For US domiciled business segments, ongoing dividends/cash flows calculated based on targeted (NPW + loss and LAE reserves) / surplus ratio of 2.00x; dividends are limited to “greater of test” of the larger of (1) current year’s statutory net income or (2) 10% of current year’s statutory surplus. For Bermuda domiciled business segments, ongoing dividends/cash flows calculated based on targeted (NPW + loss and LAE reserves) / surplus ratio of 2.00x.

Terminal P/B multiple derived from P/B vs. ROACE regression analysis.

(1)                  Surplus estimated as the sum of CPRe shareholders’ equity and CPIC shareholders’ equity less deferred acquisition costs.

(2)                  Represents 2008 holding company expenses capitalized at 5.0x. Includes $3.6mm realized loss in investment income attributable to the liquidation of a limited partnership in 1H2008 that invests primarily  in tax-free bonds.

(3)                  Discount rate range derived from CAPM (Barra predicted beta of 1.0, Ibbotsons market risk premium of 5.1%, risk free rate equal to 30-year Treasury (4.7%), and Ibbotsons liquidity premium of 4.9%).

V. Pro Forma Impact of the Transaction

Transaction Assumptions

Market Data

•	As of 01-Aug-2008

Financial Projections

•	CastlePoint Projections
	•	CastlePoint projections provided by CastlePoint management, as reviewed and approved for Goldman Sachs use by
CastlePoint’s Special Committee
	•	Based on management base case projections, unless otherwise noted
•	Tower Projections
	•	Tower projections provided by Tower management, as reviewed by CastlePoint management, and as reviewed and approved for Goldman Sachs use by CastlePoint’s Special Committee
	•	Based on management base case projections, unless otherwise noted
	•	Tower projected fully diluted sharecount provided by Tower management

Financing Related Assumptions

•	Financing Sources
	•	Cash at CPH of $55mm and capital from CPRe of $30mm
	•	The remainder is funded through issuance of Tower common equity to CastlePoint
	•	Additional capital requirements arising from the transaction funded through reinsurance
•	Options and Warrants
	•	CastlePoint options outstanding rolled over into Tower options
	•	CastlePoint warrants in Tower are cancelled upon transaction close
	•	Tower warrants in CastlePoint are cancelled upon transaction close
•	5.5% pre-tax oportunity cost of cash

Transaction Assumptions

(Continued)

Purchase Accounting Adjustments

•	Transaction closes 31-Dec-2008
•	Transaction intangibles of $8mm amortized over 10 years
•	Assumes $20mm of deal-related expenses, including advisory fees

Transaction Related Adjustments

•	Transaction related adjustments provided byTower management, as reviewed by CastlePoint management, and as reviewed and approved for Goldman Sachs use by CastlePoint’s Special Committee, unless otherwise noted
•	Assumes incremental premium production as a result increased underwriting capacity and reduced gross underwriting leverage
•	Shift in business mix
• After 2009, no growth in assumed quota share, XOL and CAT business at CastlePoint
• Additional income generated through retention of Tower business that would otherwise be ceded to third parties under a newly established quota share
•	Incremental capital required due to surplus utilization in transaction funded through increased quota share reinsurance to third parties
• Assumes pro forma target net underwriting leverage of 1.10x net premiums written / surplus, per guidance of Tower management
•	Post-tax loss of $4.4mm in 2009 due to change in TRM’s accounting from MGA to insurance accounting (per Tower management)
•	Adjustment for Tower earnings in CastlePoint based on equity method accounting
•	Pre-tax cost synergies of $5.5mm and $7.2mm in 2009 and 2010, respectively, and growing at 4% thereafter
•	CastlePoint pre-tax income subject to 35.0% tax

Transaction Assumptions
Pro Forma Premium Production – Pro Forma Management Case
($ in millions)

	2008E	2009E	2010E	2011E	2012E

Tower Standalone Management Base Case Projections
Brokerage	$700.1	$770.1	$847.1	$931.8	$1,024.9
Programs	27.5	30.3	33.3	36.6	40.3
Risk Sharing	101.5	79.8	87.7	96.5	106.1
Total	$829.1	$880.1	$968.1	$1,064.9	$1,171.3
Year Over Year Growth		6.2%	10.0%	10.0%	10.0%

CastlePoint Standalone Management Base Case Projections
Programs	$16.4	$30.3	$33.3	$36.6	$40.3
Risk Sharing	37.2	79.8	87.7	96.5	106.1
Reinsurance (QS, XOL, and CAT Assumed)	144.4	151.4	166.6	183.2	201.6
Total	$198.0	$261.4	$287.6	$316.3	$348.0
Year Over Year Growth		32.1%	10.0%	10.0%	10.0%

Sum of Standalone Management Base Case Projections
Brokerage	$700.0	$770.0	$847.0	$931.7	$1,024.9
Programs	43.9	60.5	66.6	73.2	80.5
Risk Sharing	138.7	159.5	175.5	193.0	212.3
Reinsurance (QS, XOL, and CAT Assumed)	144.4	151.4	166.6	183.2	201.6
Total	$1,027.0	$1,141.4	$1,255.6	$1,381.1	$1,519.3
Year Over Year Growth		11.1%	10.0%	10.0%	10.0%

Pro Forma Management Case
Brokerage	$700.0	$840.0	$1,008.0	$1,209.6	$1,451.5
Programs	43.9	93.5	148.5	225.7	320.4
Risk Sharing	138.7	174.0	200.1	220.1	242.1
Reinsurance (QS, XOL, and CAT Assumed)	144.4	137.7	137.7	137.7	137.7
Total	$1,027.0	$1,245.2	$1,494.3	$1,793.1	$2,151.7
Year Over Year Growth		21.3%	20.0%	20.0%	20.0%

Note: CastlePoint projections provided by CastlePoint management, as reviewed and approved for Goldman Sachs use by CastlePoint’s Special Committee. Tower projections and pro forma adjustments provided by Tower management, as reviewed by CastlePoint management and as reviewed and approved for Goldman Sachs use by CastlePoint’s Special Committee.

Pro Forma Impact on Underwriting Leverage
Underwriting Leverage at Various Production Levels

Target NPW / Surplus of 1.10x

	GPW / Surplus
	2009E		2010E		2011E

Tower Standalone
10% Growth	2.03	x	1.97	x	1.92	x

Pro Forma - Management Case
Management Base Case (20% Growth)	1.27	x	1.31	x	1.36	x

Pro Forma - Sensitivities
10% Growth	1.16	x	1.10	x	1.05	x
15% Growth	1.20		1.19		1.19

Note: CastlePoint projections provided by CastlePoint management, as reviewed and approved for Goldman Sachs use by CastlePoint’s Special Committee. Tower projections and pro forma adjustments provided by Tower management, as reviewed by CastlePoint management and as reviewed and approved for Goldman Sachs use by CastlePoint’s Special Committee.

Transaction Sources and Uses

($ in millions)

Consideration

	$mm	per share	%
Cash	$65.4	$1.83	14.2%
Stock Consideration	389.5	10.89	84.8
Rolled Over Options(1)	4.3		0.9
Net Consideration	$459.2	$12.72	100.0%

Ownership

%
Tower Ownership	58.1%
CastlePoint Ownership	41.9
Total	100.0%

Sources and Uses

Uses
Gross Aggregate Purchase Price(2)	$491.7
Less: Value of CastlePoint Shares owned by Tower	(32.4)
Net Aggregate Purchase Price(2)	$459.2
Transaction Fees and Expenses	20.0
Total Uses	$479.2

Sources
CastlePoint Cash On-Hand	$55.0
Cash Contribution from CPRe	30.4
Tower Common Equity Issued	389.5
Conversion of CastlePoint to Tower Options(2)	4.3
Total Sources	$479.2

(1)	2.1mm CastlePoint options at a weighted average strike price of $11.17 converted into 1.2mm Tower options at a weighted average strike price of $20.35.
(2)	Includes consideration paid for CastlePoint options.

Pro Forma Impact to Tower

Sensitivity to Pro Forma Growth

($ in millions)

	Tower	Tower Pro Forma
	Stand Alone	Management Case	Pro Forma Sensitivities
	Base Case	20% Growth	15% Growth	10% Growth

Earnings per Share
2009E	$3.25	(2.6)%	(5.0)%	(6.5)%
2010E	3.47	10.3	2.9	(2.4)

ROACE
2009E	18.6%	16.0%	15.6%	15.4%
2010E	16.8	16.5	15.6	14.9

ROATCE
2009E	20.7%	18.0%	17.6%	17.3%
2010E	18.3	18.3	17.2	16.5

Book Value per Share (ex-AOCI)
31-Dec-2008 (At Close) - Stated	$15.79	$18.34	$18.34	$18.34
31-Dec-2008 (At Close) - Tangible	14.08	16.04	16.04	16.04

Note: CastlePoint projections provided by CastlePoint management, as reviewed and approved for Goldman Sachs use by CastlePoint’s Special Committee. Tower projections and pro forma adjustments provided by Tower management, as reviewed by CastlePoint management and as reviewed and approved for Goldman Sachs use by CastlePoint’s Special Committee.

Pro Forma Deal Economics – Illustrative 2009 ROE Bridge

Pro Forma Management Case

For Illustrative Purposes Only

Assumes CastlePoint Purchase Price of $12.72 per share

2009 GPW/Surplus	2.0	x	1.3	x
2009 NPW/Surplus	1.0		1.1

Note: CastlePoint projections provided by CastlePoint management, as reviewed and approved for Goldman Sachs use by CastlePoint’s Special Committee. Tower projections and pro forma adjustments provided by Tower management, as reviewed by CastlePoint management and as reviewed and approved for Goldman Sachs use by CastlePoint’s Special Committee.

(1)	Increase in underwriting and investment income due to shift in business mix away from CastlePoint assumed
(2)	Transaction-related adjustments include: change in accounting from TRM to MGA, intangible amortization and elimination of Tower ownership in CastlePoint.
(3)	Effect on ROE attributable to $65mm in cash consideration.

Pro Forma Discounted Cash Flow Analysis of Tower

For Illustrative Purposes Only

Assumptions

•	Valuation as of 12/31/2008 (assumed transaction close)
•	Incremental capital required to support growth is supplied through increased quota share reinsurance to third parties
•	Tower projections and CastlePoint stand alone projections based on management base case estimates for 2009 – 2012; pro forma adjustments per guidance of Tower and CastlePoint management
•	Valuation calculated as the sum of the stand alone dividend streams of the CastlePoint and Tower operating companies adjusted based on pro forma adjustments resulting from the transaction
•	Dividends to the holding company constrained to respective dividend tests for CastlePoint and Tower entities
•	Terminal value calculated using forward looking price / earnings multiple
•

Implied discount rate of 13.0% derived from CAPM (Barra predicted beta of 1.0 for Tower, Ibbotsons market risk premium of 5.1%, risk free rate equal to 30-year Treasury (4.7%), and Ibbotsons liquidity premium of 3.1%)

Valuation Sensitivity

Management Case (20% Growth)

Terminal P/ E Value

	Discount Rate
	11.0%	13.0%	15.0%
6.0 x	$21.95	$20.53	$19.20
7.0	26.08	24.44	22.91
8.0	30.21	28.35	26.62
9.0	34.34	32.27	30.33
10.0	38.47	36.18	34.05

Sensitivity: 15% Growth

Terminal P/ E Value

	Discount Rate
	11.0%	13.0%	15.0%
6.0 x	$17.21	$16.02	$14.92
7.0	20.65	19.29	18.01
8.0	24.10	22.55	21.11
9.0	27.54	25.82	24.21
10.0	30.99	29.08	27.31

Sensitivity: 10% Growth

Terminal P/ E Value

	Discount Rate
	11.0%	13.0%	15.0%
6.0 x	$13.54	$12.54	$11.61
7.0	16.45	15.30	14.23
8.0	19.36	18.06	16.85
9.0	22.27	20.82	19.46
10.0	25.19	23.58	22.08

Note: CastlePoint projections provided by CastlePoint management, as reviewed and approved for Goldman Sachs use by CastlePoint’s Special Committee. Tower projections and pro forma adjustments provided by Tower management, as reviewed by CastlePoint management and as reviewed and approved for Goldman Sachs use by CastlePoint’s Special Committee.

Pro Forma Impact to Tower and CastlePoint

Intrinsic Basis

For Illustrative Purposes Only

Sensitivity (10% Growth)

	Pro Forma Valuation Range
	Low	Mid	High
Pro Forma Valuation - Tower Perspective
Intrinsic Value of Pro Forma Company at 12/31/2008 (1)	$11.61	$18.06	$25.19
Pro Forma Valuation - CastlePoint Perspective
Intrinsic Value of Stock to CastlePoint at Exchange Ratio of 0.470x	$5.46	$8.49	$11.84
Intrinsic Value of Stock to CastlePoint Subject to Transaction Collar	$6.23	$9.40	$11.84
Value of Cash Consideration at 12/31/2008	1.83	1.83	1.83
Total Value to CastlePoint at 12/31/2008 Subject to Transaction Collar	$8.06	$11.23	$13.67

Instrinsic Value of Standalone CastlePoint (3)

		Total Value to CastlePoint
		at 08/01/2008 Subject to Transaction Collar(2)
		$ 7.61	$ 10.60	$ 12.89
Low	$9.12	(16.5)%	16.2%	41.4%
Medium	9.80	(22.4)	8.1	31.6
High	10.48	(27.4)	1.1	23.0

Note: CastlePoint projections provided by CastlePoint management, as reviewed and approved for Goldman Sachs use by CastlePoint’s Special Committee. Tower projections and pro forma adjustments provided by Tower management, as reviewed by CastlePoint management and, as reviewed and approved for Goldman Sachs use by CastlePoint’s Special Committee.

(1)

Low end of pro forma intrinsic value range represents valuation derived from pro forma discounted cash flow analysis of management base case projections including synergies assuming a 15% discount rate and 6.0x forward P / E terminal multiple; midpoint of pro forma intrinsic value range represents a 13% discount rate and 8.0x terminal forward P / E multiple; high end of pro forma intrinsic value range represents a 11% discount rate and a 10.0x terminal forward P / E multiple.

(2)	Current value to CastlePoint discounted from value to CastlePoint at 12/31/2008 at a rate of 15%.
(3)

Low end of standalone intrinsic value of CastlePoint represents valuation derived from discounted cash flow analysis of management base case projections assuming a 15.0% discount rate and a 10% discount to the regression line; midpoint of standalone intrinsic value range represents a 15.0% discount rate and a 5% discount to the regression line; high end of standalone intrinsic value range represents a 15.0% discount rate and no discount to the regression line.

Pro Forma Impact at Various Tower Closing Prices

Illustration of Fixed Exchange Ratio with Collar

For Illustrative Purposes Only

Management Case (20% Growth)

			Walkaway		Collar				Tower				Collar
			Price		Floor				Current				Ceiling
Tower Closing Price	$16.00		$17.50		$20.00		$22.00		$23.18		$24.00		$26.00		$28.00
Premium / Discount to Current Tower	(31.0)%		(24.5)%		(13.7)%		(5.1)%		0.0%		3.5%		12.2%		20.8%
Consideration Paid to CastlePoint
Exchange Ratio - Stock Component(1)	0.537	x	0.537	x	0.470	x	0.470	x	0.470	x	0.470	x	0.470	x	0.436	x
Cash per Share	$1.83		$1.83		$1.83		$1.83		$1.83		$1.83		$1.83		$1.83
Stock Consideration per Share	8.59		9.40		9.40		10.34		10.89		11.28		12.22		12.22
Total Consideration	$10.42		$11.23		$11.23		$12.17		$12.72		$13.11		$14.05		$14.05
Transaction Premiums
Premium to Current	16.2%		25.2%		25.2%		35.7%		41.9%		46.2%		56.6%		56.6%
Premium to 30 Day VWAP	13.1		21.8		21.8		32.0		38.0		42.2		52.4		52.4
Transaction Multiples
2008 CastlePoint EPS (Mgmt)	6.9	x	7.4	x	7.4	x	8.0	x	8.4	x	8.7	x	9.3	x	9.3	x
30-Jun-2008 Book Value per Share	0.94	x	1.02	x	1.02	x	1.10	x	1.15	x	1.19	x	1.27	x	1.27	x
31-Dec-2008E Book Value per Share	0.89		0.96		0.96		1.04		1.09		1.12		1.21		1.21
Impact to Tower
2009 Pro Forma EPS(2)	$3.00		$3.00		$3.18		$3.17		$3.17		$3.17		$3.17		$3.26
Accretion / Dilution	(7.7)%		(7.9)%		(2.4)%		(2.5)%		(2.6)%		(2.6)%		(2.7)%		0.3%
2010 Pro Forma EPS(2)	$3.62		$3.62		$3.83		$3.83		$3.83		$3.82		$3.82		$3.94
Accretion / Dilution	4.4%		4.3%		10.5%		10.4%		10.3%		10.2%		10.1%		13.5%
Book Value per Share (Ex-AOCI) at Close	$15.44		$16.09		$17.06		$17.86		$18.34		$18.68		$19.49		$20.10
Accretion / Dilution	(1.6)%		2.5%		8.7%		13.8%		16.9%		19.0%		24.2%		28.0%

Note: CastlePoint projections provided by CastlePoint management, as reviewed and approved for Goldman Sachs use by CastlePoint’s Special Committee. Tower projections and pro forma adjustments provided by Tower management, as reviewed by CastlePoint management and as reviewed and approved for Goldman Sachs use by CastlePoint’s Special Committee.

(1)                  Exchange ratio based on Tower closing share price of $23.18 as of August 1, 2008.

(2)                  Dilution within the collar range is not fixed despite a fixed number of basic shares being issued to CastlePoint due to treasury stock method dilution of rolled over CastlePoint options.

Appendix A: Tower Public Market Trading Analysis

Tower Historical Financial Performance

($ in millions, except per share data)

	Year Ended December 31,				‘04 - ‘07
	2004	2005	2006	2007	CAGR / Avg.
Selected Income Statement Data
Gross Premiums Written	$177.8	$300.1	$432.7	$524.0	43.4%
Net Written Premiums	$98.1	$211.8	$245.1	$259.2	38.3%
Net Premiums Earned	$45.6	$164.4	$224.0	$286.1	84.5%
Ceding Commission Revenue	40.0	25.2	43.1	$71.0	21.1
Insurance Service Revenue	16.381	14.103	7.973	33.3	26.7
Investment Income	5.1	15.0	23.0	36.7	93.4
Net Realized Gains (Loss)	0.0	0.1	0.0	(17.5)	NM
Policy Billing Fees	0.7	0.9	1.1	2.0	44.2
Total Revenues	$107.7	$219.8	$299.3	$411.7	56.4%
Loss and LAE	$27.1	$96.6	$135.1	$157.9	80.0%
Commission and other Acquisiton Expenses	32.8	43.8	60.6	101.0	45.5
Other Expenses	30.0	42.6	53.7	77.3	37.2
Interest Expense	3.1	4.9	6.9	9.3	43.7
Total Expenses	$93.0	$187.9	$256.2	$345.5	54.9%
Other Income	—	—	13.4	5.1	NM
Pre-tax Income	$14.7	$31.8	$56.4	$71.3	69.1%
Income Tax Expense	5.7	11.1	19.7	26.2
Net Income	$9.0	$20.8	$36.8	$45.1	$70.9
EPS	$1.06	$1.03	$1.82	$1.93	$22.11
Operating Income(1)	$9.0	$20.7	$36.8	$56.5	$84.3
Operating EPS	$1.05	$1.03	$1.82	$2.46	$32.66

					Average
Select Operating Metrics
Net Loss Ratio	59.4%	58.8%	60.3%	55.2%	58.4%
Net Underwriting Expense Ratio	16.2	29.3	27.3	28.5	25.3
Net Combined Ratio	75.6%	88.1%	87.6%	83.7%	83.8%
ROAE (ex-AOCI)	NM	15.0%	19.7%	20.8%	18.5%
Selected Balance Sheet Data
Invested Assets	$283.6	$395.9	$564.6	$696.7	34.9%
Trust Preferreds	47.4	47.4	68.0	101.0	28.7
Shareholders’ Equity (Ex-AOCI)	128.4	148.2	224.4	317.7	35.3

Source: Tower public filings

(1)                  Net income less after-tax realized gains.

Tower Historical Price Performance

Last 3 Years

Absolute Stock Price

Indexed Stock Price

Historical Aggregate Returns	2 Year	1 Year
Tower	(20.9)%	(12.5)%
Selected Specialty / E&S Peers(1)	(1.3)	(19.8)

Source: Factset and IBES

Note: Price as of August 1, 2008.

(1)                  Selected Specialty / E&S Peers include: Markel, HCC, RLI, Argo, Amtrust, United America Indemnity, National Interstate and Hallmark.

Tower Historical Trading Performance

Last 3 Years

Price / NTM Earnings

	Average
	3 Year		6 Month		3 Month
Tower	12.4	x	8.3	x	7.7	x
Selected Specialty / E&S Peers(1)	12.1		8.9		8.3

Price / Book Value (ex-AOCI)

	Average
	3 Year		6 Month		3 Month
Tower	2.7	x	1.8	x	1.7	x
Selected Specialty / E&S Peers(1)	1.7		1.4		1.7

Source: Factset and IBES

(1)                  Selected Specialty / E&S Peers include: Markel, HCC, RLI, Argo, Amtrust, United America Indemnity and Hallmark.

Comparison of Selected Specialty / E&S Insurers

($ in millions)

	USD		Equity
	Closing Price	% of 52	Market	P/E Multiples				L/T IBES	Dividend	P/BV		Weighted	2008
Company	1-Aug-2008	Week High	Cap	2008		2009		CAGR	Yield	(ex AOCI)		Debt / Cap(1)	ROACE
Tower - IBES	$23.18	65.3%	$546	7.9	x	6.8	x	22.5%	0.9%	1.61	x	23.0%	19.7%
Tower - Management Base Case				8.0		7.1							19.1
Specialty / E&S Insurers
Markel	$370.46	67.9%	$3,681	13.7	x	14.2	x	12.0%	0.0%	1.62	x	23.0%	11.3%
HCC	22.99	73.4	2,653	7.7		7.1		10.0	1.9	1.05		12.6	13.4
RLI	54.36	89.4	1,189	11.8		13.1		13.0	1.7	1.72		16.0	14.3
Argo	34.63	76.3	1,063	8.3		6.9		12.0	0.0	0.79		21.5	9.0
Amtrust	14.01	81.0	856	8.2		6.9		12.0	1.0	1.85		21.2	22.2
United America	12.97	56.9	451	16.7		7.4		11.0	0.0	0.56		14.7	3.3
National Interstate	17.51	48.6	340	7.5		7.0		12.0	1.3	1.50		6.5	19.3
Hallmark	9.70	56.6	202	7.2		7.2		15.0	0.0	1.07		24.4	14.4
Median				8.3	x	7.1	x	12.0%	0.5%	1.28	x	18.6%	13.8%
High				16.7		14.2		15.0	1.9	1.85		24.4	22.2
Low				7.2		6.9		10.0	0.0	0.56		6.5	3.3

Source: Company filings, IBES, Factset, Tower management

Note: Tower projections provided by Tower management, as reviewed by CastlePoint management and as reviewed and approved for Goldman Sachs use by CastlePoint’s Special Committee. Financial data as of June 30, 2008 for Tower and as of latest available for Specialty / E&S Insurers.

(1)                  Assumes the following weightings for equity credit:  50% for perpetual stock, 50% for perpetual preferred, 75% for mandatory convertible.

Research Analyst Views on Tower

Select Analyst Commentary

“In our view, the strong 1Q08 operating results were derived from the company’s strategy of expanding both product platforms and geographies. This expansion has allowed Tower to successfully grow operating earnings while operating in a difficult pricing environment. Additionally, we believe the Company’s 1Q08 results benefited from Tower’s relationship with CastlePoint Holdings… the Company’s largest reinsurer and a source of revenue due to Tower’s 8% equity ownership in CastlePoint.”

• KeyBanc, May 6, 2008

“We believe that Tower Group is one of the few companies that will be able to maintain double-digit growth for the next several years. Tower can accomplish this despite soft market conditions as a result of its geographic expansion (from a Northeast carrier to national carrier) and its demand driven approach (meeting brokers needs by providing admitted paper for traditionally E&S risks). We project 15% GWP growth for 2008.”

• Fox-Pitt Kelton, May 6, 2008

Summary Recommendations

Price Targets

		Target	Premium Over	Target Update
Firm Name	Recommendation	Price	Current Price	Date

Fox-Pitt Cochran Caronia	BUY	$30.00	29.4%	6-Mar-2008
Friedman, Billings, Ramsey & Co.	STRONG BUY	40.00	72.6	7-Mar-2008
Keefe, Bruyette & Woods, Inc.	HOLD	25.00	7.9	9-Jul-2008
Keybanc Capital Mkts	BUY	25.00	7.9	21-Jul-2008
Piper Jaffray	BUY	46.00	98.4	10-Mar-2008
Median		$30.00	29.4%

Source: Bloomberg, Analyst Research

Note: Market data as of August 1, 2008.

Tower Shares Traded at Various Prices

1 Month

3 Month

1 Year

3 Year

Source: Factset. Data as of August 1, 2008.